EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of May 17, 2014 (the “Effective Date”), by and between PeopleSERVE, Inc., a Massachusetts corporation (the “Company”) and a wholly-owned subsidiary of Staffing 360 Solutions, Inc., a Nevada corporation (“Parent”), and Linda Moraski (hereinafter, “Executive”), whose principal address is set forth underneath Executive’s name on the signature page hereto. The Company agrees to employ Executive and Executive hereby accepts employment with the Company as of the date hereof upon the terms and conditions set forth below. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Stock Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among Executive, the Company, PeopleSERVE PRS, Inc., a Massachusetts corporation (“PRS”), and Parent. This Agreement is being entered into in connection with the transactions contemplated under the Purchase Agreement.

1.           Terms of Employment.

(a)         Title and Duties. Commencing on the Effective Date upon the Closing, Executive shall be employed by the Company in the position of President and Chief Executive Officer. Executive shall perform such duties as is customary for such position and such other duties as may, from time to time, be assigned by the Company’s Board of Directors (the “Board”) or Executive’s direct report. Executive will report directly to Parent’s Vice President Professional Services and Information Technology, who as of the date of this Agreement is Steve Thompson.

(b)         General Obligations of Executive. Executive hereby agrees that she will devote all of her working time and attention and give her best effort and skill during normal working hours for a similarly situated executive with Executive’s level of responsibility to the business and interests of the Company during the Term of this Agreement, and that she will perform such services, as may from time to time be assigned to her, and shall use her best efforts to further enhance and develop the business of the Company. Executive agrees that she will give full attention to and comply with all lawful rules and procedures as may be from time to time promulgated by the Company and/or the Parent as applicable to the Company in their sole and absolute discretion.

(c)         Restrictions on Executive. Subject to the exception in clause (d) below and to the proviso in the last sentence of this paragraph, Executive shall not, without the prior written consent of the Company or Parent, at any time during the Term of this Agreement: (i) accept employment with, or render services of a business, professional or commercial nature to, any Person other than Parent or the Company; (ii) engage in, own or provide financial or other assistance to any Person, venture or activity which the Company may in good faith consider to be competitive with or adverse to Parent or the Company, whether directly or indirectly, alone or with any other Person as a principal, agent, shareholder, participant, partner, promoter, director, officer, manager, employee, consultant, sales representative or otherwise; or (iii) engage in any venture or activity which the Company may in good faith consider to interfere with Executive’s performance of her duties. Executive shall make full and prompt written disclosure to the Company of any business opportunity of which she comes aware and which relates to the business of Parent and/or the Company; provided, however, that the provisions of this paragraph shall not apply to (x) ownership of up to three percent (3%) of the securities of a publicly owned entity, (y) the ability of Executive to sit on the board of a charitable or educational non-profit organization or (z) Executive’s involvement in, and work on behalf of, Tech Women Boston, so long, as in the case of each of clauses (y) and (z), such activities do not negatively impact Executive’s performance of her obligations on behalf of the Company or PRS.

(d)        PRS Exception. The Company acknowledges that as of the date hereof, Executive is a fifty-one percent (51%) owner of, and an employee holding the highest officer position at, PRS. Notwithstanding anything to the contrary contained in this Agreement, including this Section 1, the Company acknowledges and agrees that, so long as either (x) Executive continues to own at least fifty-one percent (51%) of the outstanding capital stock of PRS or (y) the Parent, the Company or their respective Affiliates collectively own a majority of the outstanding capital stock of PRS, then (i) Executive shall be permitted to be employed by PRS, (ii) Executive’s employment under this Agreement will not prevent Executive from devoting sufficient time and attention to the daily affairs of PRS to control its management and daily business operations, (iii) such activities conducted by Executive for PRS will not be a violation of this Section 1 and (iv) subject in all cases to any requirement in any agreement between PRS and any of its customers that any Intellectual Property (as defined below) developed by PRS or its employees will be owned by, or must be assigned to, such customer (“PRS Customer IP Requirements”), any Intellectual Property developed by Executive in connection with Executive’s work on behalf of PRS will be owned by PRS (provided, that, subject to the PRS Customer IP Requirements, the Company and its Affiliates will have a perpetual royalty-free license to use any such Intellectual Property).

2.          Duration of Employment. Unless sooner terminated pursuant to Section 4, the Company will employ Executive, and Executive will serve the Company, under the terms of this Agreement, for a term of three (3) years commencing on the Effective Date (the “Term”); provided, however, that commencing on the third (3rd) anniversary of the Effective Date, and on each anniversary of the Effective Date thereafter, the Term of this Agreement shall be extended automatically for an additional one (1) year period unless at least One Hundred Eighty (180) days prior to each such anniversary date, the Company or Executive shall have given notice that it or she, as applicable, does not wish to extend the Term of this Agreement for such additional one (1) year period.

3.           Compensation and Benefits.

(a)          Base Salary. Executive shall receive an annual base salary paid by the Company of One Hundred Twelve Thousand and Five Hundred U.S. Dollars ($112,500) (the “Base Salary”). Your Base Salary shall be increased (but shall not be decreased) at each anniversary of the Effective Date by the increase in the Consumer Price Index for all Urban Consumers (CPI-U) for the Northeast Region for all items over the prior year on the same date, as determined and published by the U.S. Bureau of Labor Statistics. Any other upward adjustments from time to time to the Base Salary shall be made at the sole and absolute discretion of the Board. The annual Base Salary is payable bi-weekly (26 equal installments), or at such other time or times as executives of the Company or Parent are normally paid (less the usual customary and lawful deductions).

(b)          Commission.

(i)          Executive shall receive, in addition to her Base Salary, an annual commission (the “Commission”) equal to the sum of (A) three percent (3%) of the Gross Profit (as defined in the Note) for such fiscal year (the “Base Commission”) plus (B) two and one-half percent (2.5%) of the amount that the Gross Profit for such fiscal year exceeds the Closing Gross Profit (as defined in the Note) (the “Additional Commission”);

(ii)         The Commission for each fiscal year of the Company during the Term shall be paid in cash in four (4) quarterly installments within thirty (30) days after the end of each fiscal quarter based on the Gross Profit of the Company and PRS and their respective Subsidiaries, if any, recognized in such quarter and for the fiscal year-to-date period. Any determination of Gross Profit under this Agreement shall be made in good faith by the Board (excluding, to the extent applicable, Executive) using the methodology for determining Gross Profit as described in Section 3 of the Note, including as set forth in Exhibit A to the Note. Such amounts shall be reconciled at the end of each fiscal year with the actual Gross Profit for such year and, in the event that there is any adjustment (upward or downward) to the Gross Profit following the payment of a Commission hereunder, the amount of Commission paid in the subsequent installment(s) (or after the end of a fiscal year, the subsequent fiscal year) shall be increased or decreased for the adjusted Commission resulting from such adjustment to the Gross Profit; provided, however, that in the event of termination of this Agreement such that no further payments of Commission will become due under this Agreement, any aggregate increase for the adjusted Commission (including any adjustments for prior periods that have not been paid, offset or otherwise satisfied) will be paid by the Company to Executive, and any aggregate decrease for the adjusted Commission (including any adjustments for prior periods that have not been paid, offset or otherwise satisfied) will be reimbursed by Executive to the Company, in each case, within thirty (30) days after the date of such reconciliation. If there is a review by the CPA (as defined in the Note) under Section 4 of the Note for such fiscal year, then the reconciliation will be based on the CPA’s review in accordance with Section 4 of the Note; otherwise, the reconciliation will be performed by the Board in good faith.

(c)          Annual Bonus Compensation. In addition to the Base Salary and Commissions, for each fiscal year of the Company during the Term, Executive shall be eligible to earn a bonus calculated in accordance with Schedule 1 hereto, as determined in good faith by the Board in accordance with the applicable performance criteria established in good faith by the Board within a reasonable time after the commencement of each year, taking into account the business plan for such year. Any annual bonus earned by Executive hereunder shall be paid no later than ninety (90) days of the commencement of the following fiscal year (or if later, five (5) Business Days after the completion of the fiscal audit of the Company for such fiscal year).

(d)          Benefits. Executive (and Executive’s immediate family) shall be entitled to participate in all health, welfare and other benefit programs adopted and/or made available from time to time by Parent for the benefit of its senior executives (the “Benefits”); provided, however, that the Benefits provided to Executive shall not contain less coverage or be less favorable to Executive than those provided to Executive by the Company immediately prior to the Effective Date as disclosed to Parent in writing in connection with the Purchase Agreement. These include, without limitation, the payment by the Company of 100% of the costs of health insurance premiums, the cost of maintaining Executive’s primary car used by Executive for business transportation and gas, tolls and other reasonable travel expenses incurred by Executive in connection with the business.

(e)          Fringe Benefits. As an executive of the Company, Executive shall be eligible to participate in all executive fringe benefit programs that are adopted and/or made available from time to time by Parent for the benefit of its senior executives and to participate in such other non-discriminatory fringe benefit programs as Parent may generally make available to its other executive personnel.

(f)          Stock Incentives. Executive shall be entitled to participate in any and all stock incentive programs offered to senior executives of Parent that are consistent with those provided to senior executives of Parent.

(g)          Paid Time Off. Executive shall be entitled to vacation and other paid time off in accordance with the Company’s standard vacation and paid time off policies up until Parent’s Employee Benefit Policy takes effect, at which time Executive shall be entitled to paid time off in accordance with Parent’s Employee Benefit Policy consistent with that which is generally provided to senior executives of Parent; provided, that notwithstanding the foregoing, Executive shall be entitled to no less than twenty-five (25) paid vacation days each fiscal year, plus customary paid holidays consistent with Company policies. Vacation time shall accrue monthly on a pro-rata basis over the course of a year.

(h)          Business Expenses. The Company shall promptly reimburse Executive, or directly pay, for any and all necessary, customary and usual expenses, properly documented with receipts in accordance with the Company’s policies and procedures, incurred by Executive on behalf of the Company, including without limitation expenses incurred by Executive in connection with (i) the use of a mobile phone by Executive, (ii) the entertainment of customers and potential customers and (iii) business travel by Executive; provided, that Executive shall have obtained Company’s prior approval with respect to any expenses that are not in the ordinary course of business. Executive, and not the Company, shall be entitled to keep her current mobile phone number.

(i)          Proration. Any payments or benefits payable to Executive hereunder in respect of any fiscal year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement (or is not payable upon termination under the relevant provision of Section 4), shall be prorated in accordance with the number of days in such fiscal year during which she is so employed.

4.          Termination of Executive’s Employment; Compensation upon Termination. Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement, as follows:

(a)          Death. Executive’s employment hereunder shall terminate upon her death. In such event, the Company shall pay to such Person as shall have been designated in a notice filed with the Company prior to Executive’s death, or, if no such person shall have been designated, to her estate: (i) Executive’s Base Salary, Commission and any bonus accrued through the Date of Termination (as defined below) at the rate in effect at the time of death; (ii) all accrued and unused vacation days or other paid time off; (iii) all fringe benefits payable under the terms of any executive benefit plan or other arrangement as of the Date of Termination (items (i) through (iii) “Accrued Compensation and Benefits”); (iv) any payments which Executive’s spouse, beneficiaries or estate may be entitled to receive pursuant to any insurance or executive benefit plan or other arrangement or life insurance policy maintained by the Company or Parent as a death benefit for Executive’s behalf; and (v) a death benefit equal to Executive’s Base Salary for a period of one hundred eighty (180) days.

(b)          Disability. If, as a result of Executive’s incapacity due to physical or mental illness (as determined by a qualified independent physician selected by the Board that is reasonably acceptable to Executive), Executive shall have been unable, with reasonable accommodation, to perform the essential functions of her duties and responsibilities hereunder on a full-time basis for either (i) ninety (90) consecutive calendar days, or (ii) one hundred and thirty-five (135) calendar days within any three hundred and sixty (360) consecutive calendar days, and, at the end of such 90 or 135 day period, as the case may be, Executive shall not have returned to the performance of her duties and responsibilities hereunder on a full-time basis (“Disability”), the Company may terminate Executive’s employment hereunder. Executive agrees to cooperate with the independent physician in providing information and submitting to medical examinations and tests. During any period that Executive fails to perform her duties and responsibilities hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive her Base Salary and Base Commissions until Executive’s employment is terminated for Disability in accordance with this Section 4(b). Upon such termination, Executive shall receive: (i) the Accrued Compensation and Benefits (at the rates in effect as of the date the Notice of Termination (as defined below) is given) (provided, that with respect to Commissions and any accrued bonus, the Company shall pay the amounts as estimated in good faith by the Board on the Date of Termination, subject to an upward or downward adjustment thereafter based on the actual finally determined numbers); (ii) any disability insurance benefits Executive is entitled to receive; and (iii) all other benefits required by any federal or state law requiring continuation of benefits, including COBRA insurance benefits.

(c)          Cause or Voluntary Termination. If Executive’s employment shall be terminated either (A) by the Company for Cause or (B) voluntarily by Executive other than for Good Reason, the Company shall pay Executive: (i) her Base Salary and Base Commission accrued through the Date of Termination at the rate in effect at the time Notice of Termination is given (provided, that with respect to Commissions, the Company shall pay the amounts as estimated in good faith by the Board on the Date of Termination, subject to an upward or downward adjustment thereafter based on the actual finally determined numbers); and (ii) for all accrued and unused vacation days or other paid time off. For the avoidance of doubt, under any such termination of employment described in this Section 4(c), Executive shall not be entitled to receive any unpaid bonus.

(d)          Without Cause or For Good Reason. If (A) the Company terminates Executive’s employment without Cause (other than due to death or Disability), or (B) Executive shall terminate her employment for Good Reason (which termination shall be treated as if the Company constructively terminated Executive’s employment without Cause), the Company shall pay Executive: (i) the Accrued Compensation and Benefits (at the rates in effect as of the date the Notice of Termination is given) to be paid in one lump sum amount on the Date of Termination (provided, that with respect to Commissions and any accrued bonus, the Company shall pay the amounts as estimated in good faith by the Board on the Date of Termination, subject to an upward or downward adjustment thereafter based on the actual finally determined numbers); (ii) severance in an amount equal to the greater of (a) Executive’s full annual Base Salary plus Executive’s full annual base salary under Executive’s employment agreement with PRS (together with the Base Salary, the “Combined Base Salary”) to be paid in one lump sum on the Date of Termination, or (b) Executive’s full Combined Base Salary for the remainder of the Term (i.e., until the third (3rd) anniversary of the Effective Date) (the “Severance Payment”) to be paid in one lump sum amount by the earlier of (x) thirty (30) days after the Date of Termination and (y) one day after the expiration of any applicable revocation period for the Release (defined below); and (iii) all other benefits required by any federal or state law requiring continuation of benefits, including COBRA insurance benefits. Further, the Company shall not contest any claim by Executive for unemployment benefits. In addition, if such termination occurs while there remains any unpaid amounts under the Note, the Target Gross Profit (as defined in the Note) shall be adjusted in accordance with the terms of the Note. Notwithstanding the foregoing, payment of all or any portion of the Severance Payment by the Company is conditioned on (x) Executive executing and delivering to the Company a customary release of all employment related claims against the Company and its affiliates in form and substance reasonably acceptable to the Company and Executive (the “Release”) and (y) continued compliance by Executive with the terms of the Noncompetition Agreement of even date by Executive in favor of the Company and Parent (the “Noncompetition Agreement”); provided, that in the event of any termination described in this Section 4(d), Executive shall no longer be bound by Section 1 of the Noncompetition Agreement. In no event will any portion of the Severance Payment be paid before the release becomes effective under applicable law upon expiration of any applicable revocation period.

(e)          Other Provisions Related to Termination.

(i)          Date of Termination. Any termination of Executive’s employment by the Company or by Executive (other than termination because of the death of Executive) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, (i) a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and, if other than a termination by the Company without Cause or a termination by Executive without Good Reason shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (ii) the “Date of Termination” shall mean: (A) if Executive’s employment is terminated by her death, the date of her death; (B) if Executive’s employment is terminated because of a Disability pursuant to Section 4(b), when the Notice of Termination is given (provided that Executive shall not have returned to the performance of her duties on a full time basis prior to delivery of such notice); (C) if Executive’s employment is terminated by the Company for Cause or by Executive for Good Reason or without Good Reason, then, subject to Section 4(f), the date specified in the Notice of Termination; (D) the date on which the then current Term expires if the Company or Executive gives the other party notice pursuant to Section 2 that it does not wish to extend the Term of this Agreement; and (E) if Executive’s employment is terminated by the Company without Cause, then thirty (30) days after a Notice of Termination is given.

(ii)         Good Reason. Upon the occurrence of an event or circumstance constituting Good Reason described in Section 4(f)(ii) (including any applicable notice and cure periods set forth therein), Executive may terminate her employment hereunder for Good Reason at any time within thirty (30) days thereafter by giving a Notice of Termination to the Company to that effect. In the event Executive terminates her employment for Good Reason, Executive immediately shall be released from any and all obligations imposed upon her by Section 1 of this Agreement from and after the Date of Termination. If Executive does not give such Notice of Termination to the Company within such 30-day period, then this Agreement will remain in effect and Executive shall not be entitled to terminate this Agreement for Good Reason for such event; provided, however, that the failure of Executive to terminate this Agreement for Good Reason shall not be deemed a waiver of Executive’s right to seek damages or any other remedy to which Executive is entitled on account of any breach by the Company of this Agreement or any other agreement between the Company or its Affiliates and Executive or any right on the part of Executive to terminate her employment for Good Reason upon the occurrence of a subsequent or other event or circumstance constituting Good Reason described in Section 4(f)(ii) (including any applicable notice and cure periods set forth therein) in accordance with the terms of this Agreement.

(iii)        Cause. Upon the occurrence of an event or circumstance constituting Cause described in Section 4(f)(i) (including any applicable notice and cure periods set forth therein), the Company may terminate Executive’s employment hereunder for Cause at any time within thirty (30) days thereafter (provided, that with respect to clauses (A) and (C), the Company may terminate for Cause within thirty (30) days after it has received written notice of the occurrence of such event or circumstance) by giving a Notice of Termination to Executive to that effect. If the Company does not give such Notice of Termination to Executive within such 30-day period, then this Agreement will remain in effect and the Company shall not be entitled to terminate this Agreement for Cause for such event; provided, however, that the failure of the Company to terminate this Agreement for Cause shall not be deemed a waiver of the right of the Company or its Affiliates to seek damages or any other remedy to which the Company or its Affiliates are entitled on account of any breach by Executive of this Agreement or any other agreement between the Company or its Affiliates and Executive or any right on the part of the Company to terminate Executive for Cause upon the occurrence of a subsequent or other event or circumstance constituting Cause described in Section 4(f)(i) (including any applicable notice and cure periods set forth therein) in accordance with the terms of this Agreement.

(f)          Definitions. For the purposes of this Agreement, the term:

(i)          “Cause” shall mean (A) Executive being convicted of, or entering a guilty plea or plea of no contest with respect to, any felony or any other crime involving fraud, dishonesty or moral turpitude, (B) the refusal by Executive, after explicit written (including via email) notice, to perform any reasonable lawful instruction of the Company with respect to the Company’s business, and such failure, if capable of cure, has not been cured within thirty (30) days after Executive’s receipt of written notice from the Company that such failure to perform such instruction constitutes “Cause” under this Agreement, (C) the commission by Executive of any fraud, embezzlement or misappropriation of any funds or property, (D) Executive’s material breach of her obligations under this Agreement or the Noncompetition Agreement, which breach, if capable of cure, has not been cured within thirty (30) days after Executive’s receipt of written notice of such breach or (E) Executive’s failure to adhere to any lawful written policy of the Company or Parent in any material respect, which failure, if capable of cure, has not been cured within thirty (30) days after Executive’s receipt of written notice of such failure; provided, that with respect to clauses (B), (D) and (E), any determination of breach or failure of Executive, and any applicable cure, shall be as reasonably determined by a majority of the Board in good faith at a meeting of the Board at which Executive is granted an opportunity to attend and participate with counsel; and

(ii)         “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the circumstances or events set forth below in items (I) through (VI) of this Section 4(f)(ii) where, in each case other than item (IV) hereof (which shall constitute Good Reason immediately upon the occurrence thereof), (A) Executive has provided written notice to the Company describing such circumstances or events within thirty (30) days after the occurrence of any such circumstance or events and indicating that Executive deems such circumstances or events to constitute Good Reason unless cured in accordance with this subsection and (B) if curable, the Company fails to cure such circumstances or events constituting Good Reason within thirty (30) days after receipt of such written notice from Executive: (I) a material and continuing diminution of Executive’s duties or responsibilities under this Agreement, or in her authority, powers or functions, including any removal of Executive from her title position described in Section 1(a) without her consent, (II) the relocation of the primary office in which Executive is based to a location that is more than thirty (30) miles away (in any direction) from Boston, Massachusetts, (III) a material breach of this Agreement by the Company, including a reduction in Executive’s Base Salary, or material change in the manner of calculating any Commission payable in accordance with Section 3 hereof (other than as required pursuant to changes in applicable Law or GAAP) or the failure to pay Executive any amount of Base Salary, Commission, Bonus and other compensation when due (after being determined in accordance with this Agreement), (IV) the occurrence of an Event of Default (as defined in the Note) under clauses (iii), (iv) or (v) of Section 6(a) of the Note, or (V) without the consent of Executive, (w) the merger or consolidation of the Company with any other Person (other than a wholly-owned subsidiary of the Company where the Company is the surviving entity), (x) the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person (other than a wholly-owned subsidiary of the Company where the Company is the surviving entity), (y) the sale of a majority of the equity interests of the Company to any Person (other than an affiliate of Parent) or (z) the liquidation, dissolution, or termination of the existence of the Company; provided, that none of the foregoing in this clause (V) shall constitute Good Reason if taken in connection with a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, or otherwise in connection with a change of control of Parent, provided, that, in each case, if not assumed as a matter of law, the obligations of Parent under the Note and of the Company under this Agreement are expressly assumed in writing by the acquirer in such transaction.

5.           Intellectual Property and Common Code.  The provisions of this Section 5 are subject in all cases to any requirement in any agreement between the Company and any of its customers that any Intellectual Property developed by the Company or its employees will be owned by, or must be assigned to, such customer. As used herein, “Intellectual Property” means any invention, concept, design, work, plan, product, equipment, idea, improvement, patent, patent application, copyright, copyright application, work of authorship, mask work, any trademark, service mark, trade dress, brand name, business name or logo (including, in each case, appurtenant goodwill), trade secret, Proprietary Information, method, internet domain name, internet domain name registration, web site, web page, computer program, software (whether source code or object code), system design, hardware, manual, manuscript, or other documentation, or other thing, tangible or intangible, stored or saved in any medium now or heretofore known, or any improvements thereof which is, was or will be: (i) made, developed or conceived, wholly or partially, solely by Executive or jointly with others during the Term; (ii) made, developed, or conceived at any time, wholly or partially and/or along or with others, as the result of any task assigned to Executive or any work performed by Executive for or on behalf of the Company or its Affiliates; (iii) conceived, created or developed by Executive, wholly or partially and/or alone or with others, during working hours or on the premises of the Company or its Affiliates or using material or property provided by the Company or its Affiliates during the Term, even if having possibly been conceived, created or developed prior to the Term but completed during the Term; and/or (iv) made or developed with the use of the Company’s or its Affiliate’s facilities or equipment. The parties hereto expressly agree that any such Intellectual Property shall be considered a work made for hire. To the extent that any such Intellectual Property is deemed not to be a work made for hire, Executive hereby irrevocably grants, assigns, transfers, and conveys to the Company or its designee all rights, title, and interest in and to all Intellectual Property, and hereby irrevocably waives all moral rights in any Intellectual Property. Executive further agrees that, during and at any time after the Term, Executive shall execute any and all further documents necessary or advisable to effectuate such assignment solely to the Company or its nominees, and shall cooperate in every lawful fashion to effectuate such assignment. Notwithstanding the foregoing, any Intellectual Property conceived, designed or made by Executive in connection with any work for an outside venture (for the avoidance of doubt, excluding the Company, Parent, PRS or any of their respective Affiliates) that is not a Competitor (as defined in the Noncompetition Agreement) or a competitor of PRS (with such term “competitor” meaning a “Competitor” as defined in the Noncompetition Agreement but with any references to the Company or Buyer referred to therein instead referring to PRS), and not in the scope of Executive’s duties on behalf of the Company or PRS will be owned by Executive (subject to any agreements between Executive and such outside venture). The Parties agree that Executive’s work on behalf of Tech Women Boston is not, and will not be asserted by the Company or Buyer to be, within the scope of Executive’s duties on behalf of the Company or PRS.

6.           Return of the Company Property. In addition to Confidential Information, the Company or its Affiliates may provide Executive with equipment for Executive’s use in the course of Executive’s service. Executive acknowledges that any such Confidential Information or equipment, and all other property of the Company or its Affiliates that comes to be in Executive’s custody, will remain the exclusive property of the Company and/or its Affiliates. Upon the end of the Term (including upon any termination of this Agreement), Executive agrees to deliver to the Company: (i) any such equipment; (ii) all other property of the Company or its Affiliates in Executive’s control; (iii) any and all records, notebooks, software, disks, tapes and other storage media, documentation, and other items relating to any research, experiment, invention, or other thing, that could result in any Intellectual Property assigned to the Company or its Affiliates pursuant to Section 5.

7.           Arbitration. Executive further agrees and acknowledges that the Company and Executive will utilize binding arbitration to resolve all disputes that may arise out of this Agreement, including any determination of whether Cause or Good Reason exists in connection with a termination of Executive’s employment hereunder. Both the Company and Executive agree that any claim, dispute, and/or controversy that either party may have arising from or related to this Agreement or the Company’s employment of Executive shall be submitted to and determined exclusively by binding arbitration in New York City, New York, before a single arbitrator from the Judicial Arbitration Mediation Service (“JAMS”) selected in accordance with the commercial arbitration rules of JAMS (the “JAMS Rules”) then in effect, which arbitration shall be conducted in accordance with such JAMS Rules, and judgment on the arbitration award may be entered in any court having jurisdiction over the subject matter of controversy. Each party shall pay for its own costs and attorneys' fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys' fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party. Executive understands and agrees to this binding arbitration provision, and both Executive and the Company give up their right to trial by jury with respect to any claim that Executive or the Company may have against each other in connection with this Agreement. Executive hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement.

8.           Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York without giving effect to any conflict of law provisions.

9.           Assignment. Neither this Agreement nor any of the rights, duties or obligations of the Company or Executive hereunder shall be assignable by either party without the prior written consent of the other party hereto (such consent not to be unreasonably withheld, delayed or conditioned); provided, that the Company may, without the consent of Executive, assign all of its rights and obligations hereunder to any Person or group of affiliated Persons acquiring all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole (provided, that the obligations of the Company under this Agreement are expressly assumed in writing by the acquirer(s) in such transaction). Any assignment conducted in violation of this Section 9 shall constitute a material breach of this Agreement. Parent is an express third party beneficiary of this Agreement.

10.         Indemnification and Insurance. To the extent permitted by applicable Massachusetts law, the Company shall defend, indemnify and hold harmless Executive from and against any and all liability (including reasonable attorneys costs and expenses) asserted against or incurred by her in connection with the defense, settlement or any judgment awarded in any action, suit or proceeding in which she is made a party by reason of having been or being an officer or employee of the Company from and after the date of this Agreement, in accordance with and to the extent required by the terms of the Company’s Bylaws in existence on the date hereof. Such right of indemnification is not deemed exclusive of any right to which she may be entitled under applicable law.

11.         Entire Agreement. This Agreement, together with the Purchase Agreement, the Note and the Non-Competition Agreement constitutes the entire understanding of the parties with respect to its subject matter and supersedes any prior oral or written communication or understanding with respect thereto; provided, that the foregoing will not affect any other definitive written agreement between Executive and the Company, Parent or PRS.

12.         Survival. Provisions of this Agreement which by their nature are intended to survive after the termination of Executive’s employment under this Agreement will survive the termination of Executive’s employment.

13.         Remedies. All remedies provided for in this Agreement are cumulative of all other remedies existing at law or in equity.

14.         Severability. If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof or any subsequent application of such provision. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

15.         Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The use in this Agreement of a masculine, feminine or neither pronoun shall be deemed to include a reference to the others. In this Agreement, the singular includes the plural and the plural the singular. In this Agreement: (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; and (ii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement

16.         Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic document transmission), each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

17.         Joint Negotiation. The parties hereto agree that each party has participated in the drafting and preparation of this Agreement, and, accordingly, in any construction or interpretation of this Agreement, the same shall not be construed against any party by reason of the source of drafting.

18.         Amendment; Waiver. Except as otherwise provided herein or by applicable law, this Agreement may not be amended or changed in any respect, except by a written agreement executed by both parties hereto. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given. Any delay or omission by a party (including any third party beneficiary) in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times.

19.         Notices. All notices under this Agreement shall be in writing and will be sent and deemed duly given (a) when delivered personally to the recipient, (b) when faxed or sent by email to the intended recipient at the fax number or email address, if any, set forth below such party’s signature on the signature page to this Agreement (with affirmative confirmation of receipt), or (c) one (1) business day after deposit, postage prepaid, with a nationally recognized overnight delivery service (receipt requested), to the address set forth below such party’s signature on the signature page of this Agreement. A copy of all notices to Executive shall be sent to Sassoon & Cymrot, LLP, 84 State Street, Suite 820, Boston, MA 02109, Attention: Lauren A. Puglia, Esq., Facsimile No. (617) 720-0366, Email: lpuglia@sassooncymrot.com, and a copy of all notices to the Company shall be sent to Ellenoff, Grossman & Schole, LLP, 1345 Avenue of the Americas, 11th Floor, New York, NY 10105, Attention: Barry Grossman, Esq., Facsimile No.: (212) 370-7889, Telephone No.: (212) 370-1300. These addresses may be changed from time to time by written notice duly provided to the appropriate party as provided above.

20.         Company Action. Notwithstanding anything to the contrary contained in this Agreement, all actions, determinations and authorizations on the part of the Company under this Agreement shall be taken and authorized by the Board (excluding, to the extent applicable, Executive), and the Company shall not be deemed to have taken any action, made any determination or provided any authorization under this Agreement that has not been authorized by the Board (excluding, to the extent applicable, Executive).

21.         Attorneys’ Fees. The non-prevailing party to any claim that is finally determined under this Agreement will pay its own expenses and the reasonable documented out-of-pocket expenses, including reasonable attorneys’ fees and costs, reasonably incurred by the other party. For purposes of this Section 21, in any claim hereunder in which the requirement to make a payment or the amount thereof is at issue, in the event that the final determination of the arbitrator under Section 7 hereof does not specifically award costs and expenses based on this Section 21, the party seeking such payment will be deemed to be the non-prevailing party unless the arbitrator awards such party more than one-half (1/2) of the amount in dispute, in which case, the party against whom payment is sought shall be deemed to be the non-prevailing party.

22.         Understanding of Agreement. Executive states that Executive has had a reasonable period sufficient to study, understand, and consider this Agreement, that Executive has had the opportunity to consult with counsel of Executive’s choice, that Executive has read this Agreement and understands all of its terms, that Executive is entering into and signing this Agreement knowingly and voluntarily, and that in doing so Executive is not relying upon any statement or representations by or on behalf of the Company or Parent or any of their Representatives not included in this Agreement, the Purchase Agreement or the Note.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement effective as of the Effective Date.

The Company:

PEOPLESERVE, INC.

By:
Name:
Title:

Address:

Attention: Board of Directors

Executive:

Linda Moraski

Address:

Facsimile No.:

Email:

[Signature Page to PeopleSERVE Employment Agreement]

Schedule 1

Annual Bonus Compensation

The bonus to be earned by Executive with respect to each fiscal year shall be determined as follows:

•	The maximum bonus amount payable to Executive with respect to each full fiscal year (the “Maximum Bonus Amount”) shall be equal to fifty percent (50%) of Executive’s Combined Base Salary as of the end of such fiscal year.

•	If the Adjusted EBITDA (as defined in the Purchase Agreement) of the Companies for a full fiscal year (the “Bonus Year EBITDA”) is equal to one-hundred and twenty percent (120%) or more of the Adjusted EBITDA of the Companies for the prior full fiscal year (the “Prior Year EBITDA”), the bonus for such fiscal year shall be equal to the Maximum Bonus Amount.

•	If the Bonus Year EBITDA is equal to eighty percent (80%) or less of the Prior Year EBITDA, Executive shall not be entitled to receive any bonus with respect to such fiscal year.

•	If the Bonus Year EBITDA is more than 80% up to an including 120% of the Prior Year EBITDA, the bonus for such fiscal year shall be an amount calculated on a pro-rated smooth sliding scale of two and one-half percent (2.5%) of the Maximum Bonus Amount for each one percent (1%) of Bonus Year EBITDA above 80%.

For Example:

o	If the Bonus Year EBITDA is 82% of the Prior Year EBITDA, the bonus would be equal to 5% of the Maximum Bonus Amount (i.e., $3,750 for the first year)

o	If the Bonus Year EBITDA is 90% of the Prior Year EBITDA, the bonus would be 25% of the Maximum Bonus Amount (i.e., $18,750 for the first year)

The Prior Year EBITDA for the first fiscal year of this Agreement shall be equal to the trailing twelve (12) fiscal month Adjusted EBITDA of the Companies as of April 26, 2014, as set forth in the Final Statement (as defined in the Purchase Agreement). For any calculation of the bonus over a period that is less than a full fiscal year, including the first fiscal year of this Agreement, the Prior Year EBITDA and the Maximum Bonus Amount shall be pro-rated based on the number of days in such fiscal year that passed as of the date of the measurement.

Page 13 of 13